Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, April 29, 2014	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS
First Quarter Sales of $2.3 billion Produce Earnings per Share of $1.03

DULUTH, GA – April 29 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.3 billion for the first quarter of 2014, a decrease of approximately 2.9% compared to net sales of $2.4 billion for the first quarter of 2013. Net income for the first quarter of 2014 was $1.03 per share. These results compare to net income of $1.19 per share for the first quarter of 2013. Excluding unfavorable currency translation impacts of approximately 2.1%, net sales in the first quarter of 2014 decreased approximately 0.8% compared to the first quarter of 2013.

First Quarter Highlights

•	Regional sales results(1): North America +5%, Europe/Africa/ Middle East (“EAME”) +1%, South America -9%, Asia/Pacific (“APAC”) -17%

•	Regional operating margin performance: EAME 9.8%, North America 8.6%, South America 7.9%, APAC -1.3%

•	Full year earnings per share guidance maintained at $6.00

•	Share repurchase program reduces outstanding shares by 4.2 million during Q1 2014

(1)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“AGCO performed well in the first quarter with relatively flat sales and stable gross margins compared to the first quarter of 2013, despite softer market conditions and a weaker product mix across most of the global markets,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We are focusing our efforts on increasing productivity and reducing material costs throughout our operations to offset these market headwinds. We also demonstrated our commitment to return cash to stockholders by making meaningful progress with the $500 million share repurchase program announced in December of 2013.”

Market Update

Industry Unit Retail Sales

Quarter ended March 31, 2014	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America	5%	(7)%
South America	(23)%	(23)%
Western Europe	(1)%	2%

“While row crop economics generally remain healthy, grain prices have declined significantly from the levels in early 2013, and income for grain producers in most regions is expected to be lower in 2014 compared to 2013,” stated Mr. Richenhagen. “More recently, a cold, late winter that has delayed planting across much of North America and the ongoing political uncertainty in Eastern Europe have both contributed to a recent increase in crop prices. Industry demand in North America continues at healthy levels with softening sales of high-horsepower tractors and combines offset by growth in the lower horsepower categories due to improved conditions in the dairy and livestock sectors. Demand for farm equipment remains mixed across Western Europe, with a similar shift in demand from the arable farming sector to the dairy sector. Industry sales have started to recover in the United Kingdom and have remained healthy in Germany. Demand continues to be weak in Finland and has softened in France. Industry sales declined sharply in Brazil as delays with government financing programs and weaker demand from the sugar producers limited sales in early 2014. Despite these near-term challenges, the longer-term trends that have increased demand for grains are expected to intensify, supporting healthy long-term fundamentals for the agricultural industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	2014	2013	% change from 2013	% change from 2013 due to currency translation(1)

Three months ended March 31, 2014
North America	$647.5	$624.2	3.7%	(1.5)%
South America	353.6	465.7	(24.1)%	(14.8)%
Europe/Africa/Middle East	1,235.9	1,193.2	3.6%	2.7%
Asia/Pacific	96.4	120.0	(19.7)%	(3.1)%
Total	$2,333.4	$2,403.1	(2.9)%	(2.1)%
(1) See Footnotes for additional disclosures

North America

AGCO’s North American sales grew 5.2% in the first quarter of 2014 compared to the first quarter of 2013, excluding the impact of unfavorable currency translation. Elevated levels of farm income in 2013 continued to support industry demand in the first quarter of 2014 led by the dairy, protein and professional hay segments. The most significant increases were in hay tools and lower horsepower tractors. A weaker sales mix and lower production volumes contributed to a decline in income from operations of $16.6 million for the first quarter of 2014 compared to the same period in 2013.

South America

South American net sales decreased 9.3% in the first quarter of 2014 compared to the first quarter of 2013, excluding the negative impact of currency translation. Lower sales in Brazil produced most of the decrease. Income from operations decreased $20.4 million for the first quarter of 2014 compared to the same period in 2013 due to lower sales and production volumes as well as increased expenditures on engineering.

EAME

Net sales, excluding currency translation impacts, were approximately flat in AGCO’s EAME region in the first quarter of 2014 compared to the first quarter of 2013 despite softer market conditions. Sales growth in Germany and Scandinavia was offset by declines in France and other European markets. EAME operating income improved by $21.2 million in the first quarter of 2014 compared to the same period in 2013. AGCO’s results were positively impacted by slightly higher sales levels, improved factory productivity and the benefit of cost reduction initiatives.

Asia/Pacific

Excluding the negative impact of currency translation, net sales in the Asia/Pacific region declined 16.6% in the first quarter of 2014 compared to the first quarter of 2013. Income from operations in the Asia/Pacific region declined $6.8 million in the first quarter of 2014, compared to the same period in 2013, due to lower sales and increased market development costs in China.

Outlook

Global industry demand is expected to soften in 2014 compared to 2013. Modest declines are anticipated for Western Europe and North America with more pronounced declines in South America. AGCO is targeting earnings per share of approximately $6.00 for the full year of 2014. Net sales are expected to range from $10.8 billion to $11.0 billion. Gross margin improvement is expected to be partially offset by increased engineering expenditures to meet Tier 4 final emission requirements and market development expenses.

“We remain on track to meet our 2014 financial targets and make meaningful progress toward our strategic initiatives,” continued Mr. Richenhagen. “We will maintain our focus on improving profitability and reducing working capital throughout 2014, while also making significant investments targeted at increasing productivity in our factories and delivering high-tech solutions that help farmers improve their efficiency and productivity. We are also forecasting another year of solid cash generation after funding our growth investments.”

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 29, 2014. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, grain inventories, margin improvements, investments in production facilities and product development, industry demand, market development and engineering expenses, working capital levels, cash flow levels and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2013, AGCO had net sales of $10.8 billion. For more information, see http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$193.9	$1,047.2
Accounts and notes receivable, net	1,211.3	940.6
Inventories, net	2,442.4	2,016.1
Deferred tax assets	230.7	241.2
Other current assets	318.6	272.0
Total current assets	4,396.9	4,517.1
Property, plant and equipment, net	1,603.0	1,602.3
Investment in affiliates	434.1	416.1
Deferred tax assets	21.9	24.4
Other assets	124.1	134.6
Intangible assets, net	552.5	565.6
Goodwill	1,187.2	1,178.7
Total assets	$8,319.7	$8,438.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$118.7	$110.5
Convertible senior subordinated notes	151.6	201.2
Accounts payable	1,037.2	960.3
Accrued expenses	1,298.9	1,389.2
Other current liabilities	179.9	150.8
Total current liabilities	2,786.3	2,812.0
Long-term debt, less current portion	1,014.3	938.5
Pensions and postretirement health care benefits	240.5	246.4
Deferred tax liabilities	247.3	251.2
Other noncurrent liabilities	151.7	145.9
Total liabilities	4,440.1	4,394.0

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	1.0
Additional paid-in capital	820.2	1,117.9
Retained earnings	3,491.3	3,402.0
Accumulated other comprehensive loss	(469.1)	(510.7)
Total AGCO Corporation stockholders’ equity	3,843.3	4,010.2
Noncontrolling interests	36.3	34.6
Total stockholders’ equity	3,879.6	4,044.8
Total liabilities and stockholders’ equity	$8,319.7	$8,438.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2014	2013
Net sales	$2,333.4	$2,403.1
Cost of goods sold	1,818.5	1,870.0
Gross profit	514.9	533.1
Selling, general and administrative expenses	267.0	255.7
Engineering expenses	82.2	88.0
Amortization of intangibles	10.0	12.0
Income from operations	155.7	177.4
Interest expense, net	13.9	12.6
Other expense, net	11.2	3.7
Income before income taxes and equity in net earnings of affiliates	130.6	161.1
Income tax provision	46.4	52.9
Income before equity in net earnings of affiliates	84.2	108.2
Equity in net earnings of affiliates	15.0	8.9
Net income	99.2	117.1
Net loss attributable to noncontrolling interests	0.4	0.9
Net income attributable to AGCO Corporation and subsidiaries	$99.6	$118.0
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.05	$1.22
Diluted	$1.03	$1.19
Cash dividends declared and paid per common share	$0.11	$0.10
Weighted average number of common and common equivalent shares outstanding:
Basic	95.3	97.0
Diluted	96.6	99.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities:
Net income	$99.2	$117.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	59.4	50.4
Deferred debt issuance cost amortization	0.7	0.9
Amortization of intangibles	10.0	12.0
Amortization of debt discount	—	2.3
Stock compensation	6.4	8.5
Equity in net earnings of affiliates, net of cash received	(12.7)	(5.2)
Deferred income tax provision	4.7	13.9
Other	0.3	—
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(254.0)	(220.1)
Inventories, net	(424.3)	(326.6)
Other current and noncurrent assets	(25.1)	(45.0)
Accounts payable	70.1	164.3
Accrued expenses	(46.5)	(40.0)
Other current and noncurrent liabilities	0.8	6.2
Total adjustments	(610.2)	(378.4)
Net cash used in operating activities	(511.0)	(261.3)
Cash flows from investing activities:
Purchases of property, plant and equipment	(101.2)	(94.0)
Proceeds from sale of property, plant and equipment	1.3	1.6
Purchase of businesses, net of cash acquired	—	(0.1)
Net cash used in investing activities	(99.9)	(92.5)
Cash flows from financing activities:
Purchases and retirement of common stock	(290.0)	(1.0)
Proceeds from debt obligations, net	106.9	164.9
Conversion of convertible senior subordinated notes	(49.6)	—
Payment of dividends to stockholders	(10.3)	(9.7)
Payment of minimum tax withholdings on stock compensation	(9.2)	(11.7)
Distribution to noncontrolling interests, net	—	(1.1)
Net cash (used in) provided by financing activities	(252.2)	141.4
Effects of exchange rate changes on cash and cash equivalents	9.8	(17.2)
Decrease in cash and cash equivalents	(853.3)	(229.6)
Cash and cash equivalents, beginning of period	1,047.2	781.3
Cash and cash equivalents, end of period	$193.9	$551.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended March 31,
	2014	2013
Cost of goods sold	$0.5	$0.6
Selling, general and administrative expenses	5.9	7.9
Total stock compensation expense	$6.4	$8.5

2.     INDEBTEDNESS

Indebtedness at March 31, 2014 and December 31, 2013 consisted of the following:

	March 31, 2014	December 31, 2013
1¼% Convertible senior subordinated notes due 2036	$151.6	$201.2
4½% Senior term loan due 2016	275.5	275.0
5⅞% Senior notes due 2021	300.0	300.0
Credit facility expires 2016	437.3	360.0
Other long-term debt	120.2	114.0
	1,284.6	1,250.2
Less: Current portion of long-term debt	(118.7)	(110.5)
1¼% Convertible senior subordinated notes due 2036	(151.6)	(201.2)
Total indebtedness, less current portion	$1,014.3	$938.5

Holders of the Company’s 1¼% convertible senior subordinated notes may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $40.36 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of March 31, 2014, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1¼% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2014, and, therefore, the holders of the notes may convert the notes during the three months ending June 30, 2014. Due to the ability of the holders of the notes to convert the notes during the three months ending June 30, 2014 and March 31, 2014, respectively, the Company classified the notes as a current liability as of March 31, 2014 and December 31, 2013, respectively. Future classification of the notes between current liabilities and long-term debt will be dependent on the closing sales price of the Company’s common stock during future quarters, until the fourth quarter of 2015.

3.    INVENTORIES

Inventories at March 31, 2014 and December 31, 2013 were as follows:

	March 31, 2014	December 31, 2013
Finished goods	$967.5	$775.7
Repair and replacement parts	628.5	550.2
Work in process	199.2	109.0
Raw materials	647.2	581.2
Inventories, net	$2,442.4	$2,016.1

4.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At March 31, 2014 and December 31, 2013, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of both March 31, 2014 and December 31, 2013, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.3 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $7.5 million and $5.6 million during the three months ended March 31, 2014 and 2013, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of March 31, 2014 and December 31, 2013, these retail finance joint ventures had approximately $63.2 million and $68.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.    NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2014 and 2013 is as follows:

	Three Months Ended March 31,
	2014	2013
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$99.6	$118.0
Weighted average number of common shares outstanding	95.3	97.0
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.05	$1.22
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$99.6	$118.0
Weighted average number of common shares outstanding	95.3	97.0
Dilutive stock-settled appreciation rights and performance share awards	0.4	1.0
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.9	1.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	96.6	99.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.03	$1.19

Share Repurchase Program

In July 2012, the Company’s Board of Directors approved a share repurchase program under which the Company can repurchase up to $50.0 million of its common stock. This share repurchase program does not have an expiration date. In December 2013, the Company’s Board of Directors approved an additional share repurchase program under which the Company can repurchase up to $500.0 million of its common stock through an expiration date of June 2015.

During the three months ended March 31, 2014, the Company entered into accelerated repurchase agreements (“ASRs”) with a financial institution to repurchase an aggregate of $290.0 million of shares of the Company’s common stock.  The Company has received approximately 4,178,915 shares during the three months ended March 31, 2014 related to these ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets. Of the $550.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $241.4 million.

6.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2014 and 2013 are as follows:

Three Months Ended March 31,	North America	South America	Europe/Africa/Middle East	Asia/ Pacific	Consolidated

2014
Net sales	$647.5	$353.6	$1,235.9	$96.4	$2,333.4
Income (loss) from operations	55.5	27.9	120.9	(1.3)	203.0

2013
Net sales	$624.2	$465.7	$1,193.2	$120.0	$2,403.1
Income from operations	72.1	48.3	99.7	5.5	225.6

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended March 31,
	2014	2013
Segment income from operations	$203.0	$225.6
Corporate expenses	(31.4)	(28.3)
Stock compensation expense	(5.9)	(7.9)
Amortization of intangibles	(10.0)	(12.0)
Consolidated income from operations	$155.7	$177.4

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three months ended March 31, 2014, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2014	2013	% change from 2013	$	%

North America	$647.5	$624.2	3.7%	$(9.5)	(1.5)%
South America	353.6	465.7	(24.1)%	(68.8)	(14.8)%
Europe/Africa/Middle East	1,235.9	1,193.2	3.6%	32.7	2.7%
Asia/Pacific	96.4	120.0	(19.7)%	(3.7)	(3.1)%

	$2,333.4	$2,403.1	(2.9)%	$(49.3)	(2.1)%